FOR IMMEDIATE RELEASE McCormick Appoints Cindy Hoots to Board of Directors HUNT VALLEY, Md., May 26, 2026 - McCormick & Company, Incorporated (NYSE:MKC), a global leader in flavor, today announced that Cindy Hoots, former Chief Digital Officer & CIO, AstraZeneca PLC, has been appointed to the Board of Directors of McCormick effective June 1, 2026. Ms. Hoots is a seasoned technology and business leader with deep expertise in digital transformation, technology strategy, and enterprise modernization across global, multibillion- dollar organizations. She brings significant experience advising on and overseeing strategies related to business growth, risk management, organizational effectiveness, cybersecurity, AI, and other emerging technologies. Additionally, Ms. Hoots has broad experience across the consumer packaged goods (CPG) sector, with a focus on driving consumer-led innovation. Prior to her role at AstraZeneca, Ms. Hoots was Global Vice President, Technology at Unilever, and has held several IT and business leadership roles at BAT p.l.c., SABMiller, ITT Inc. and Mars Incorporated. Ms. Hoots is a member of the Board of Directors of Zoom Communications, Inc., advises startups, and serves on the Digital Advisory Council at BP. She holds a Bachelor of Science degree from DeVry Institute of Technology. “We are pleased to welcome Cindy to McCormick’s Board of Directors,” said Brendan M. Foley, Chairman, President and CEO of McCormick. “Cindy’s experience delivering technology strategies that drive growth and seamlessly connect employees, customers, and partners while supporting data-driven consumer innovation will bring important perspective to our Board as we continue to leverage technology to advance our business.” This appointment reflects McCormick's ongoing board refreshment process, which ensures the Company maintains a balanced mix of skills, experiences, and perspectives aligned with its strategic priorities and governance practices. With this appointment, the Board of Directors of McCormick will be comprised of 12 directors, 11 of which are independent. About McCormick McCormick & Company, Incorporated is a global leader in flavor. With approximately $7 billion in annual sales across 150 countries and territories, we manufacture, market, and distribute herbs, spices, seasonings, condiments and flavors to the entire food and beverage industry including retailers, food manufacturers and foodservice businesses. Our most popular brands with trademark registrations include McCormick, French’s, Frank’s RedHot, Stubb’s, OLD BAY,

Lawry’s, Zatarain’s, Ducros, Vahiné, Cholula, Schwartz, Kamis, DaQiao, Club House, Aeroplane, Gourmet Garden, FONA and Giotti. The breadth and reach of our portfolio uniquely position us to capitalize on the consumer demand for flavor in every sip and bite, through our products and our customers' products. We operate in two segments, Consumer and Flavor Solutions, which complement each other and reinforce our differentiation. The scale, insights, and technology that we leverage from both segments are meaningful in driving sustainable growth. Founded in 1889 and headquartered in Hunt Valley, Maryland USA, McCormick is committed to its Purpose – To Make Life More Flavorful – and driven by its Vision - To be the World's Most Trusted Source of Flavor. To learn more, visit: www.mccormickcorporation.com or follow McCormick & Company on Instagram and LinkedIn. # # # For information contact: Global Communications: Jill Marvin - Jill_Marvin@mccormick.com